Exhibit 99.1

Lifeloc Reports 2025 Full Year Results

WHEAT RIDGE, Colo., March 27, 2026 -- Lifeloc Technologies, Inc. (OTC: LCTC), a global leader in the development and manufacturing of breath alcohol testing devices, has announced financial results for the 2025 fiscal year ended December 31, 2025.

2025 Financial Highlights

Lifeloc Technologies reported revenue growth of 6% to $9.027 million for 2025, compared to net revenue of $8.538 million for 2024. We realized a net loss of ($2.470) million, or ($0.90) per diluted share for the year ending December 31, 2025 compared to a net loss of ($1.053) million, or ($0.41) per diluted share for 2024.  This increased loss was primarily the result of the one-time (non-cash) charge for the increased valuation allowance for deferred taxes. Under applicable accounting rules, the Company was required to establish a reserve against its accumulated deferred tax assets — the tax benefit of its net operating losses — based on its recent loss history. The deferred tax valuation allowance was increased to $1.738 million in 2025 versus $187 thousand in 2024. This charge is non-cash and does not affect the Company's liquidity or operations. Without these changes to the valuation allowance for deferred taxes, the loss before taxes declined by $94 thousand to $1.311 million in 2025 versus $1.405 million 2024.

Total gross margin in 2025 remained about the same at 40.3% for 2025 versus 40.4% for 2024, with price increases and higher volume largely offsetting tariffs and general inflation.

We believe our core alcohol detection product line-up is strong. The L-series LX9 and LT7 units have features and performance that are driving market penetration by meeting previously unaddressable market needs, such as smart phone pairing, wider temperature use ranges and fast customization that incorporates local languages. We expect that sales of our newer L-series devices will be incremental to FC-series devices rather than displacing FC sales. The L-series devices have been certified to meet the requirements of most modern registration standards, such as SAI’s (Standards Australia International) latest AS 3547:2019 standards for Breath Alcohol Detectors. Our FC-series devices remain popular with many law enforcement and international organizations. Our Easycal® automated calibration station, the only automated calibration available for portable breath alcohol testers, builds valuable protection around our brand and has contributed to market share gains across the board, especially for our workplace Phoenix® 6.0 BT and EV 30 devices.

We believe our most significant long-term opportunity lies at the intersection of the global need for rapid, quantitative drug detection and our proven expertise in portable testing instrumentation. Our SpinDetect™ Centrifugal Drug Analyzer — sometimes referred to as "Lab on a Disk" — is designed to address this need, enabling rapid, on-site, quantitative drug testing for use at roadside, in emergency rooms, forensic labs, and workplace testing sites. We have demonstrated the platform's ability to effectively detect delta-9-THC, cocaine, fentanyl, amphetamine/methamphetamine, morphine, MDMA, and benzodiazepines from oral fluid. We have validated our test results against liquid chromatography-mass spectrometry (LCMS) — the definitive laboratory standard — using real-world human saliva samples, confirming a limit of detection of approximately 10 ng/ml. Disk design represented the primary technical challenge throughout the project, requiring specialized outside expertise and multiple design iterations. We have now sufficiently tested the critical microfluidic and assay elements of the current disk design and are focused on fabrication of the production mold in the first quarter of 2026, with first article moldings expected in April. Completing the production tooling is the last enabling step before beta testing can commence. We have developed reader hardware, firmware, drug assays, and reagent handling in parallel, and these are substantially complete.

Remaining tasks on the path to commercialization include collection device completion, full validation, manufacturing setup, and related ancillary tasks, and we do not anticipate that further technical breakthroughs will be required. Our initial product is planned to enable detection of delta-9-THC from oral fluid, followed by a multi-drug panel disk. We expect subsequent releases to expand to additional drug panels and to samples collected from blood and breath, as well as other applications of the platform. We have managed R&D spending to align with cash generated by our core business, and we will continue to seek financing on terms that do not overburden operations or excessively dilute shareholders.

“Lifeloc has made significant progress towards the SpinDetect™ analyzer launch. The commitment to the production mold for the disk marks a key milestone in the development of the SpinDetect™ analyzer,” commented Dr. Wayne Willkomm, President and CEO. “While the whole project has taken more time and resources than we planned, the impact of putting an effective drug detection device into the hands of law enforcement and commercial safety officers is going to be worth all the effort and investment.”

About Lifeloc Technologies

Lifeloc Technologies, Inc. (OTC: LCTC) is a trusted U.S. manufacturer of evidential breath alcohol testers and related training and supplies for Workplace, Law Enforcement, Corrections and International customers. Lifeloc stock trades over-the-counter under the symbol LCTC. We are a fully reporting Company with our SEC filings available on our web site, www.lifeloc.com.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve substantial risks and uncertainties, including those described in the Company's most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, that may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements expressed or implied in this press release, including statements about our strategies, expectations about new and existing products, our ability to fund operations and product development, market demand, acceptance of new and existing products, technologies and opportunities, development and commercialization timelines, market size and growth, and return on investments in products and market, are based on information available to us on the date of this document, and we assume no obligation to update such forward-looking statements. Investors are strongly encouraged to review the section titled “Risk Factors” in our SEC filings.

Phoenix® and Easycal® are registered trademarks of Lifeloc Technologies, Inc.

SpinDetect™ is a trademark of Lifeloc Technologies, Inc.

Amy Evans
Lifeloc Technologies, Inc.
http://www.lifeloc.com
(303) 431-9500

LIFELOC TECHNOLOGIES, INC.

Balance Sheets

ASSETS
	December 31, 2025	December 31, 2024
CURRENT ASSETS:
Cash and cash equivalents	$746,001	$1,243,746
Accounts receivable, net	772,380	732,541
Inventories, net	2,633,614	2,996,397
Federal and state income taxes receivable	55,981	80,560
Prepaid expenses and other	60,825	40,045
Total current assets	4,268,801	5,093,289

PROPERTY, PLANT AND EQUIPMENT:
Land	317,932	317,932
Building	1,928,795	1,928,795
Real-time Alcohol Detection And Recognition equipment and software	569,448	569,448
Production equipment, software and space modifications	1,366,539	1,349,839
Training courses	—	432,375
Office equipment, software and space modifications	197,686	254,333
Sales and marketing equipment and space modifications	225,173	226,356
Research and development equipment, software and space modifications	1,213,195	787,664
Research and development equipment, software and space modifications not in service	19,595	128,007
Less accumulated depreciation	(3,538,455)	(3,613,452)
Total property, plant and equipment, net	2,299,908	2,381,297

OTHER ASSETS:
Patents, net	71,039	78,723
Deposits and other	46,820	12,261
Deferred income taxes	—	1,159,199
Total other assets	117,859	1,250,183

Total assets	$6,686,568	$8,724,769

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$301,627	$251,627
Term loan payable, current portion	54,850	53,195
Subordinated debentures payable, current portion	33,371	—
Customer and tenant deposits	25,694	43,814
Accrued expenses	321,112	293,981
Deferred revenue, current portion	53,716	54,458
Product warranty reserve	46,500	46,500
Total current liabilities	836,870	743,575

TERM LOAN PAYABLE, net of current portion and
debt issuance costs	1,058,426	1,119,152

SUBORDINATED DEBENTURES PAYABLE, net of current portion and
debt issuance costs	681,343	630,000

DEFERRED REVENUE, net of current portion	6,151	6,165
Total liabilities	2,582,790	2,498,892

COMMITMENTS AND CONTINGENCIES (Note 6)
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STOCKHOLDERS' EQUITY:
Common stock, no par value; 50,000,000 shares authorized, 2,752,616 shares outstanding (2,664,116 outstanding at December 31, 2024)	5,934,314	5,586,014
Retained earnings (accumulated deficit)	(1,830,536)	639,863
Total stockholders' equity	4,103,778	6,225,877

Total liabilities and stockholders' equity	$6,686,568	$8,724,769

LIFELOC TECHNOLOGIES, INC.

Statements of (Loss)

	Years Ended December 31,
REVENUES:	2025	2024
Product sales	$8,958,672	$8,470,985
Royalties	51,634	34,382
Rental income	16,632	32,778
Total	9,026,938	8,538,145

COST OF SALES	5,384,893	5,092,046

GROSS PROFIT	3,642,045	3,446,099

OPERATING EXPENSES:
Research, development, and sustaining engineering	2,152,843	2,242,869
Sales and marketing	1,331,062	1,358,211
General and administrative	1,388,160	1,253,236
Total	4,872,065	4,854,316

OPERATING (LOSS)	(1,230,020)	(1,408,217)

OTHER INCOME (EXPENSE):
Interest income	38,010	42,867
Interest expense	(119,190)	(40,145)
Total	(81,180)	2,722

NET (LOSS) BEFORE PROVISION FOR TAXES	(1,311,200)	(1,405,495)

BENEFIT FROM (PROVISION FOR VALUATION ALLOWANCE) FEDERAL AND STATE INCOME TAXES	(1,159,199)	352,547

NET (LOSS)	$(2,470,399)	$(1,052,948)

NET (LOSS) PER SHARE, BASIC	$(0.90)	$(0.41)

NET (LOSS) PER SHARE, DILUTED	$(0.90)	$(0.41)

WEIGHTED AVERAGE SHARES, BASIC	2,738,311	2,546,493

WEIGHTED AVERAGE SHARES, DILUTED	2,738,311	2,546,493

LIFELOC TECHNOLOGIES, INC.

Statements of Changes in Stockholders' Equity

For The Years Ended December 31, 2025 and 2024

	Common Stock Shares	Common Stock Amount	Retained Earnings (Accumulated Deficit)	Total
Balance, December 31, 2023	2,454,116	$4,668,014	$1,692,811	$6,360,825
Issuance of common stock for cash, net of issuance costs	210,000	798,000	—	798,000
Warrants issued with subordinated debenture	—	120,000	—	120,000
Net (loss)	—	—	(1,052,948)	(1,052,948)
Balance, December 31, 2024	2,664,116	$5,586,014	$639,863	$6,225,877

Balance, December 31, 2024	2,664,116	$5,586,014	$639,863	$6,225,877
Issuance of shares from option exercise	88,500	336,300	—	336,300
Warrants issued with subordinated debenture	—	12,000	—	12,000
Net (loss)	—	—	(2,470,399)	(2,470,399)
Balance, December 31, 2025	2,752,616	$5,934,314	$(1,830,536)	$4,103,778

LIFELOC TECHNOLOGIES, INC.

Statements of Cash Flows

	Years Ended December 31,
CASH FLOWS USED IN OPERATING ACTIVITIES:	2025	2024
Net (loss)	$(2,470,399)	$(1,052,948)
Adjustments to reconcile net (loss) to net cash (used in) operating activities-
Depreciation and amortization	443,454	294,039
Provision for doubtful accounts, net change	1,500	2,000
Provision for inventory obsolescence, net change	—	70,000
Deferred taxes, net change	1,159,199	(352,547)
Amortization of debt issuance costs	17,988	4,254
Changes in operating assets and liabilities-
Accounts receivable	(41,339)	77,585
Inventories	362,783	(41,563)
Federal and state income taxes receivable	24,579	(80,560)
Prepaid expenses and other	(20,780)	65,922
Deposits and other	(34,559)	98,896
Accounts payable	50,000	(150,604)
Income taxes payable	—	(44,952)
Customer and tenant deposits	(18,120)	(151,905)
Accrued expenses	27,131	(35,330)
Deferred revenue	(756)	(29,978)
Net cash (used in) operating activities	(499,319)	(1,327,691)

CASH FLOWS (USED IN) INVESTING ACTIVITIES:
Purchases of property and equipment	(462,793)	(539,731)
Purchases of research and development equipment, software and space modifications not in service	108,412	(128,007)
Patent filing cost	—	(21,708)
Net cash (used in) investing activities	(354,381)	(689,446)

CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
Principal payments made on term loan	(55,345)	(53,738)
Proceeds from issuance of 210,000 shares of common stock at $3.80 per share	—	798,000
Proceeds from issuance of subordinated debenture	75,000	750,000
Proceeds from Issuance of shares from option exercise	336,300	—
Net cash provided from financing activities	355,955	1,494,262

NET (DECREASE) IN CASH	(497,745)	(522,875)

CASH, BEGINNING OF PERIOD	1,243,746	1,766,621

CASH, END OF PERIOD	$746,001	$1,243,746

SUPPLEMENTAL INFORMATION:
Cash paid for interest	$101,202	$35,891

NON-CASH FINANCING AND INVESTING ACTIVITIES:
Warrants issued with subordinated debenture	$12,000	$120,000